Exhibit 99.1

CONTACTS:	Dennis M. Oates	Ross C. Wilkin	June Filingeri
	Chairman,	VP Finance, CFO	President
	President and CEO	and Treasurer	Comm-Partners LLC
	(412) 257-7609	(412) 257-7662	(203) 972-0186

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS REPORTS THIRD QUARTER 2017 RESULTS IN LINE WITH PRELIMINARY FORECAST

•	Q3 Sales of $50.9 Million, Up 28.3% vs. Q3 2016

•	Q3 Net Loss of $0.3 million, or $0.04 per diluted share, includes unusual charges of $0.03 per diluted share for facility fires, and $0.03 per diluted share of discrete tax expense items

•	Q3 Income, before above items, is $0.02 per diluted share

•	EBITDA in Q3 of $5.6 Million, Up 19.1% from Q3 2016

•	Quarter-End Backlog of $66.2 Million, Up 4.3% sequentially, and Up 68.1% vs. Q3 2016

BRIDGEVILLE, PA, October 25, 2017 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) today reported results for the third quarter of 2017 in line with its announcement of preliminary results on October 18.

Net sales for the third quarter of 2017 were $50.9 million, up 28.3% from the third quarter of 2016, and 3.3% lower sequentially. All end markets made substantial contributions to the year-over-year growth, with the exception of power generation. In the third quarter of 2017, aerospace, the Company’s largest end market, represented 54.5% of total sales.

Sales of premium alloys in the third quarter of 2017 reached a record $7.4 million, or 14.5% of sales, compared with $6.8 million, or 12.9% of sales, in the second quarter of 2017, and $3.4 million, or 8.6% of sales, in the third quarter of 2016.

For the first nine months of 2017, sales increased 26.7% to $152.4 million from $120.3 million in the same period of 2016. Sales of premium alloys increased 77.4% to $20.0 million, or 13.1% of sales, in the first nine months of 2017, versus $11.3 million, or 9.4% of sales, in the same period of 2016.

The Company’s gross margin for the third quarter of 2017 was $5.5 million, or 10.7% of sales, compared with $4.7 million, or 11.9% of sales, in the third quarter of 2016, and $7.2 million, or 13.6% of sales, in the second quarter of 2017. Gross margin in the third quarter of 2017 was negatively impacted by unusual expenses for fires at its Dunkirk and Bridgeville facilities amounting to $0.3 million. In addition, the 2017 third quarter gross margin was adversely impacted by temporarily higher maintenance and outsourcing spend, as the Company ramps up its business in response to continued strong levels of backlog at a time of a tightening labor market.

For the third quarter of 2017, selling, general and administrative expenses were $4.4 million, or 8.7% of sales, compared with $4.5 million, or 11.4% of sales, in the third quarter of 2016, and $4.5 million, or 8.6% of sales, in the second quarter of 2017.

The Company incurred a net loss of $0.3 million, or $0.04 per diluted share, in the third quarter of 2017, which includes unusual charges related to the facility fires totaling $0.03 per diluted share, and $0.03 per diluted share of discrete tax expense items mainly related to the new stock compensation accounting guidance in 2017. Excluding these items, net income for the third quarter of 2017 was $0.02 per diluted share. In the second quarter of 2017, net income was $1.2 million, or $0.17 per diluted share. In the third quarter of 2016, the Company’s net loss was $0.5 million, or $0.07 per diluted share.

For the first nine months of 2017, the Company incurred a net loss of $0.3 million, or $0.03 per diluted share, compared with a net loss of $3.8 million, or $0.52 per diluted share, in the comparable period of 2016.

The Company’s EBITDA for the third quarter of 2017 was $5.6 million, an increase of $0.9 million, or 19.1% compared with the same period of 2016. EBITDA for the second quarter of 2017 was $7.3 million.

For the first nine months of 2017, the Company’s EBITDA was $17.1 million, an increase of $6.9 million, or 68.2%, compared with the same period of 2016.

Backlog (before surcharges) at September 30, 2017 was $66.2 million, representing an increase of 4.3% from June 30, 2017, and 68.1% higher than at the end of the 2016 third quarter.

The Company’s third quarter debt of $77.1 million decreased by $0.6 million, compared with the second quarter of 2017. As recently announced, the Company has obtained a favorable amendment to its current credit agreement, which immediately reduces the interest rate on its senior bank borrowings by 75 basis points along with further improving its liquidity and flexibility. As a result, Universal will save approximately $430,000 per annum at current borrowing levels.

Capital expenditures for the third quarter of 2017 were $1.6 million, compared with $1.7 million in the second quarter of 2017, and $1.4 million in the third quarter of 2016.

Chairman, President and CEO Dennis Oates commented: “The recovery that we experienced in the first half of 2017 continued in the third quarter resulting in strong revenues and year-over-year growth in all but one of our end markets. In addition, premium alloy sales have reached a new record of 14.5% of total sales. While we are encouraged by the strength in our top-line, we have more work to do on gross margin by controlling our business in a more cost efficient manner during a period of tight labor markets and higher maintenance activity.

“As we enter the fourth quarter, we are optimistic that our increased backlog will drive accelerated growth versus the prior year, and we expect improved gross margin with more efficient production, including more normal levels of maintenance spending and less outsourcing.”

Separately, the Company announced today that Ross C. Wilkin, Vice President of Finance, Chief Financial Officer and Treasurer of the Company, notified the Company of his intention to resign from his position to pursue another opportunity. The effective date of Mr. Wilkin’s resignation is October 31, 2017.

Chairman, President and CEO Dennis Oates commented: “In the time that Ross has been with Universal Stainless he has brought some much-needed leadership and organization to the finance function and staff. I want to acknowledge the contribution that Ross made to Universal Stainless, and wish him success in his future endeavors.”

Mr. Wilkin commented: “ I have enjoyed my time at Universal Stainless very much and it is with mixed emotions that I depart for another opportunity. I wish Denny, the Board, and the rest of the Universal team the best going forward.”

Webcast

The Company has scheduled a conference call for today, October 25, 2017, at 10:00 a.m. (Eastern) to discuss third quarter 2017 results. A simultaneous webcast will be available on the Company’s website at www.univstainless.com, and thereafter archived on the website through the end of the fourth quarter of 2017.

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, nickel alloys, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. Established in 1994, the Company, with its experience, technical expertise, and dedicated workforce, stands committed to providing the best quality, delivery, and service possible. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the concentrated nature of the Company’s customer base to date and the Company’s dependence on its significant customers; the receipt, pricing and timing of future customer orders; changes in product mix; the limited number of raw material and energy suppliers and significant fluctuations that may occur in raw material and energy prices; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; risks associated with labor matters; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation and matters; risks related to acquisitions that the Company may make; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP). These measures include earnings (loss) before interest, income taxes, depreciation and amortization (EBITDA) and Adjusted EBITDA. We include these measurements to enhance the understanding of our operating performance. We believe that EBITDA, considered along with net earnings (loss), is a relevant indicator of trends relating to cash generating activity of our operations. Adjusted EBITDA excludes the effect of share-based compensation expense and other non-cash generating activity such as impairments and the write-off of deferred financing costs. We believe excluding these costs provides a consistent comparison of the cash generating activity of our operations. We believe that EBITDA and Adjusted EBITDA are useful to investors as they facilitate a comparison of our operating performance to other companies who also use EBITDA and Adjusted EBITDA as supplemental operating measures. These non-GAAP financial measures supplement our GAAP disclosures and should not be considered an alternative to the GAAP measures. These non-GAAP measures may not be entirely comparable to similarly titled measures used by other companies due to potential differences among calculations methodologies. A reconciliation of these non-GAAP financial measures to their most directly comparable financial measure prepared in accordance with GAAP is included in the tables that follow.

-TABLES FOLLOW -

UNIVERSAL STAINLESS & ALLOY PRODUCTS, INC.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, Except Per Share Information)

(Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2016	2017	2016
Net Sales
Stainless steel	$34,106	$29,621	$106,296	$89,070
High-strength low alloy steel	3,359	3,376	10,949	10,939
Tool steel	9,202	4,503	24,924	12,710
High-temperature alloy steel	3,208	1,376	8,085	4,642
Conversion services and other sales	1,012	775	2,115	2,914

Total net sales	50,887	39,651	152,369	120,275
Cost of products sold	45,423	34,917	135,494	109,861

Gross margin	5,464	4,734	16,875	10,414
Selling, general and administrative expenses	4,448	4,504	13,676	12,933

Operating income (loss)	1,016	230	3,199	(2,519)
Interest expense	1,059	863	3,018	2,731
Deferred financing amortization	63	61	191	951
Other (income) expense	(23)	118	(43)	210

(Loss) income before income taxes	(83)	(812)	33	(6,411)
Provision (benefit) for income taxes	176	(292)	283	(2,649)

Net loss	$(259)	$(520)	$(250)	$(3,762)

Net loss per common share -Basic	$(0.04)	$(0.07)	$(0.03)	$(0.52)

Net loss per common share -Diluted	$(0.04)	$(0.07)	$(0.03)	$(0.52)

Weighted average shares of common stock outstanding
Basic	7,228,277	7,206,659	7,221,426	7,188,782
Diluted	7,228,277	7,206,659	7,221,426	7,188,782

MARKET SEGMENT INFORMATION

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Net Sales
Service centers	$35,507	$27,507	$105,618	$84,838
Original equipment manufacturers	4,361	4,593	13,239	12,283
Rerollers	5,640	2,860	17,452	9,356
Forgers	4,367	3,916	13,945	10,884
Conversion services and other sales	1,012	775	2,115	2,914

Total net sales	$50,887	$39,651	$152,369	$120,275

Tons shipped	9,829	7,905	30,250	23,789

MELT TYPE INFORMATION

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Net Sales
Specialty alloys	$42,511	$35,460	$130,287	$106,104
Premium alloys *	7,364	3,416	19,967	11,257
Conversion services and other sales	1,012	775	2,115	2,914

Total net sales	$50,887	$39,651	$152,369	$120,275

END MARKET INFORMATION **

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Net Sales
Aerospace	$27,717	$23,628	$83,404	$75,287
Power generation	3,259	4,009	12,267	10,933
Oil & gas	4,593	3,066	14,296	9,245
Heavy equipment	9,698	4,872	26,331	13,276
General industrial, conversion services and other sales	5,620	4,076	16,071	11,534

Total net sales	$50,887	$39,651	$152,369	$120,275

*	Premium alloys represent all vacuum induction melted (VIM) products.
**	The majority of our products are sold to service centers rather than the ultimate end market customers. The end market information in this press release is our estimate based upon our knowledge of our customers and the grade of material sold to them, which they will in-turn sell to the ultimate end market customer.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2017	2016
Assets

Cash	$279	$75
Accounts receivable, net	26,538	19,437
Inventory, net	106,529	91,342
Other current assets	4,160	2,729

Total current assets	137,506	113,583
Property, plant and equipment, net	175,405	182,398
Other long-term assets	64	64

Total assets	$312,975	$296,045

Liabilities and Stockholders’ Equity

Accounts payable	$31,592	$19,906
Accrued employment costs	2,881	3,803
Current portion of long-term debt	4,684	4,579
Other current liabilities	1,162	898

Total current liabilities	40,319	29,186
Long-term debt	72,402	67,998
Deferred income taxes	17,065	17,629
Other long-term liabilities	12	12

Total liabilities	129,798	114,825
Stockholders’ equity	183,177	181,220

Total liabilities and stockholders’ equity	$312,975	$296,045

CONSOLIDATED STATEMENTS OF CASH FLOW

	Nine months ended
	September 30,
	2017	2016
Operating activities:
Net loss	$(250)	$(3,762)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	14,032	13,834
Deferred income tax	318	(2,686)
Write-off of deferred financing costs	—	768
Share-based compensation expense	1,367	972
Net gain on asset disposals	—	(340)
Changes in assets and liabilities:
Accounts receivable, net	(7,122)	(3,834)
Inventory, net	(16,693)	(3,442)
Accounts payable	10,666	6,109
Accrued employment costs	(922)	(29)
Income taxes	(131)	269
Other, net	(399)	642

Net cash provided by operating activities	866	8,501

Investing activities:
Capital expenditures	(4,699)	(3,119)
Proceeds from sale of property, plant and equipment	—	1,571

Net cash used in investing activities	(4,699)	(1,548)

Financing activities:
Borrowings under revolving credit facility	240,750	184,684
Payments on revolving credit facility	(232,909)	(204,886)
Borrowings under term loan facility	—	30,000
Payments on term loan facility, capital leases, and convertible notes	(3,908)	(16,307)
Payments of deferred financing costs	—	(750)
Proceeds from the issuance of common stock	104	571

Net cash provided by (used in) financing activities	4,037	(6,688)

Net increase in cash	204	265
Cash at beginning of period	75	112

Cash at end of period	$279	$377

RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Net loss	$(259)	$(520)	$(250)	$(3,762)
Interest expense	1,059	863	3,018	2,731
Provision (benefit) for income taxes	176	(292)	283	(2,649)
Depreciation and amortization	4,667	4,687	14,032	13,834

EBITDA	5,643	4,738	17,083	10,154
Share-based compensation expense	396	288	1,367	972
Write-off of deferred financing costs	—	—	—	768

Adjusted EBITDA	$6,039	$5,026	$18,450	$11,894